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                                                                    EXHIBIT 99.1


               ADMINISTAFF CHAIRMAN TO MODIFY 10B5-1 TRADING PLAN

HOUSTON - Dec. 10, 2003 - Administaff, Inc. (NYSE: ASF), the nation's leading Professional Employer Organization, today announced that Paul J. Sarvadi, its chairman and chief executive officer, has modified his previously announced structured, prearranged trading plan to increase the prices at which shares will be sold thereunder and the number of shares to be sold. Mr. Sarvadi established the trading plan in March 2003 to diversify his holdings of Administaff stock in an orderly manner. The original plan provided for the sale of a maximum of 540,000 shares of Administaff common stock, of which 450,000 were sold.

Under the modified trading plan, two of Mr. Sarvadi's family limited partnerships may sell a maximum of 414,000 shares, approximately 15% of current holdings, subject to the achievement of predetermined stock prices ranging from $20 to $42 per share. The plan has been modified during the company's open window for insider transactions, and is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 permits the implementation of a written plan for selling stock at times when insiders are not in possession of material nonpublic information and allows them to sell stock on a regular basis and in a non-discretionary manner, regardless of any subsequent material nonpublic information they receive.

Administaff is a leading personnel management company that serves as a full-service human resources department for small and medium-sized businesses throughout the United States. The company operates 38 sales offices in 21 major markets. For additional information, visit Administaff's web site at www.administaff.com.

(Note: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments, including, but not limited to, Administaff's ability to comply with Revenue Procedure 2002-21 and possible adverse application of various federal, state and local regulations; (iii) changes in Administaff's direct costs and operating expenses, including, but not limited to, increases in health insurance premiums, increases in underlying health insurance claims trends, workers' compensation rates and state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of Administaff's operations; (iv) the estimated costs and effectiveness of capital projects and investments in technology and infrastructure, including Administaff's ability to maintain adequate financing for such projects; (v) Administaff's ability to effectively implement its 401(k) recordkeeping services; (vi) the effectiveness of Administaff's sales and marketing efforts, including the company's marketing arrangements with other companies; (vii) the failure to sell Administaff Financial Management Services, Inc.; (viii) changes in the competitive environment in the Professional Employer Organization industry; (ix) Administaff's liability for worksite employee payroll and benefits costs; and (x) an adverse final judgment or settlement of claims against Administaff. These factors are described in further detail in Administaff's filings with the Securities and Exchange Commission.)